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                                                                     Exhibit 5.1





          (412) 288-3196                     May 12, 1994


          Quaker State Corporation
          255 Elm Street
          Oil City, PA  16301


                    Re: Registration Statement on Form S-8 for the 1994 Stock Incentive Plan
                         ------------------------------------------
          Gentlemen:

                    We have acted as counsel to Quaker State Corporation, a Delaware corporation (the "Corporation"), in connection with the above-captioned Registration Statement (the "Registration Statement") covering 1,250,000 shares of Capital Stock, par value $1.00 per share, of the Corporation (the "Capital Stock") which may be issued or delivered under the Corporation's 1994 Stock Incentive Plan (the "Plan"). The Plan provides that either authorized but unissued or treasury shares of Capital Stock may be issued or delivered under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Corporation and delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

                    In connection with this opinion, we have examined, among other things:

               (1) resolutions adopted by the Board of Directors of the Corporation on December 16, 1993 adopting the Plan, authorizing the issuance of 1,250,000 shares of Capital Stock thereunder and reserving 1,250,000 shares of Capital Stock for such purpose, such number of shares to be subject to adjustment or substitution in certain events as provided in Section 7 of the Plan;

               (2) resolutions adopted by the Board of Directors of the Corporation on February 24, 1994 amending the Plan and authorizing such other amendments to the Plan, if any, as Gerald W. Callahan, General Counsel of the Corporation, shall approve as being necessary or desirable under Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and the regulations thereunder;

               (3) the amendments to the Plan approved by Gerald W. Callahan as being necessary or desirable under Section 162(m) of the Code and the regulations thereunder;

               (4) minutes of meetings of the Organization and Compensation Committee of the Board of Directors of the Corporation held on December 16, 1993, February 24, 1994 and March 23, 1994 at which action was taken in regard to the Plan;

               (5)  the Plan, as currently in effect;

               (6) the Composite Certificate of Incorporation of the Corporation; and

               (7)  the By-Laws of the Corporation, as currently in effect.

                    We also acted as counsel to the Corporation in connection with the preparation of the Proxy Statement for the Annual Meeting of Stockholders of the Corporation held on the date hereof at which approval of the adoption of the Plan was submitted to the Corporation's stockholders. The Plan was attached to the Proxy Statement as an exhibit and was described
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       Quaker State Corporation       -2-                    May 12, 1994




          in the Proxy Statement. A representative of this firm attended the Annual Meeting and examined the report of the Judges of Election which indicated that the adoption of the Plan was approved by the Corporation's stockholders.

                    Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 1,250,000 shares of Capital Stock being registered and which may be issued by the Corporation under the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

                    We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinion" in the Section 10(a) Prospectus used in connection with the Plan and the Registration Statement.


                                             Yours truly,

                                             /s/ Reed Smith Shaw & McClay

                                             REED SMITH SHAW & McCLAY


          cc:  Gerald W. Callahan,
               Vice President, General Counsel
               and Secretary